EXHIBIT 5.1

Opinion of Fox Rothschild LLP dated October 4, 2013

[Fox Rothschild LLP Letterhead]

October 4, 2013

Lannett Company, Inc.

9000 State Road

Philadelphia, PA 19136

Ladies and Gentlemen:

We have served as counsel to Lannett Company, Inc., a Delaware corporation (the “Company”), and Farber Properties Group, LLC and the United Jewish Foundation of Metropolitan Detroit (collectively the “Selling Stockholders”), in connection with their entry into an underwriting agreement dated October 4, 2013, by and among the Company, the Selling Stockholders, and the several underwriters named therein (the “Underwriters”) for whom Roth Capital Partners, LLC and Canaccord Genuity Inc. are acting as representatives (the “Underwriting Agreement”), pursuant to which the Company will sell 4,250,000 shares of Common Stock, par value $0.001 per share (the “Company Shares”) and the Selling Stockholders may sell up to 2,500,000 shares of Common Stock, including the additional 880,434 shares of Common Stock the Underwriters have the option to purchase from one of the Selling Stockholders under the terms of the Underwriting Agreement (the “Selling Stockholders Shares”) pursuant to a registration statement on Form S-3 as amended by Amendment No. 1 thereto (Registration No. 333-184721) and a Registration Statement on Form S-3 (Registration No. 333-191553) (collectively the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (ii) the Selling Stockholders Shares will have been duly authorized and validly issued, and are fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fox Rothschild LLP

Fox Rothschild LLP